Transfer Agency and Service Agreement

Among

Each of the Evergreen Investments Closed End Funds Listed on Exhibit B Hereto

and

EquiServe Trust Company, N.A.

and

EquiServe, Inc.

Section 6.               Optional Services…………………………………………………10

Section 19.4.          Severability............................................................................…22

Section 19.5.          Governing Law……...............................................................…22

Section 19.6           Force Majeure...........................................................................22

Section 19.7           Descriptive Headings……………………………………………...22

Section 19.8           Third Party Beneficiaries………  ………………………………...22

Section 19.9           Survival      ………………………………………………………….. 23

Section 19.10         Priorities.............................................................................................. 23

Section 19.11.        Merger of Agreement……………………………………………...23

Section 19.12         Counterparts ……………………………………………………….23

AGREEMENT made as of the 15th day of January, 2003, by and among each of the Evergreen Investments, closed-end Funds listed on Exhibit B hereto, a corporation, having a principal office and place of business at 200 Berkley Street, Boston, Massachusetts 02116 (each a “Customer” or the “Customer”), and EquiServe, Inc., a Delaware corporation, and its fully owned subsidiary EquiServe Trust Company, N.A., a federally charted trust company doing business at 150 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent” or individually “EQI” and the “Trust Company”, respectively).

      WHEREAS, the Customer desires to appoint the Transfer Agent as sole transfer agent, registrar, administrator of dividend reinvestment plans, option plans, and direct stock purchase plans and EQI as dividend disbursing agent and processor of all payments received or made by Customer under this Agreement.

      WHEREAS, the Trust Company and EQI desire to accept such respective appointments and perform the services related to such appointments;

      WHEREAS, the Board of Trustees of each Customer has approved appointment of the Transfer Agent.

      NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  Certain Definitions.

(a)        “Account” or “Accounts” shall mean the account of each Shareholder which account shall hold any full or fractional shares of stock held by such Shareholder and/or outstanding funds or tax reporting to be done.

(b)        "Additional Services" shall mean any and all services which are not Services as set forth in the Fee and Service Schedule, but performed by Transfer Agent upon request of Customer.

(c)        "Agreement" shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications, which may from time to time be executed.

(d)        "Annual Period" shall mean each twelve (12) month period commencing on the Effective Date and, thereafter, on each anniversary of the Effective Date.

(e)“Closed Account” shall mean an account with a zero share balance, no outstanding funds or no reportable tax information.

(f)“Customer ID(s)” shall have the meaning set forth in Section 14.3.

(g)“Data Access Service” shall have the meaning set forth in Section 14.1.

(h)        "Dividend Reinvestment Plan" and “Direct Stock Purchase Plan” shall mean the services as set forth in Section 4 and in the Fee and Service Schedule.

(i)         "Effective Date" shall mean the date first stated above.

(j)         “Fee and Service Schedule” shall mean the fees and services set forth in the “Fee and Service Schedule” attached hereto.

(k)    “Password(s)” shall have the meaning set forth in Section 14.3.

(l)     “Proprietary Information” shall have the meaning set forth in Section 14.3.

(m)     “Security Procedures” shall have the meaning set forth in Section 5.1.

(n)     “Services” shall mean any and all services as further described herein and in the “Fee and Service Schedule” or other schedules attached hereto.

  (o)    “Share” shall mean Customer's common stock, no par value per share authorized by the Customer’s Declaration of Trust, and other classes of Customer’s stock to be designated by the Customer in writing and for which the Transfer Agent agrees to service under this Agreement.

(p)      “Shareholder” shall mean the holder of record of Shares.

(q)“Shareholder Data” shall have the meaning set forth in Section 14.2.

(r)     “Shareholder Internet Services” shall have the meaning set forth in Section 5.1.

2.  Appointment of Agent.

      2.1       Appointments. The Customer hereby appoints the Transfer Agent to act as sole transfer agent and registrar for all Shares in accordance with the terms and conditions hereof and as administrator of Plans and appoints EQI as dividend disbursing agent and processor of all payments received or made by or on behalf of the Customer under this Agreement, and the Transfer Agent and EQI accept the appointments.  Customer shall provide Transfer Agent with certified copies of resolutions dated the date hereof appointing the Trust Company as Transfer Agent.

      2.2       Documents.  In connection with the appointing of Transfer Agent as the transfer agent and registrar for each Customer, the Customer will provide or has previously provided each of the following documents to the Transfer Agent:

      (a)        Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission for initial public offerings;

            (b)        Specimens of all forms of outstanding stock certificates, in forms approved by the Board of Trustees of the Customer, with a certificate of the Secretary of the Customer as to such approval;

(c)        Specimens of the Signatures of the officers of the Customer authorized to sign stock certificates and individuals authorized to sign written instructions and requests; and

(d) An opinion of counsel for the Customer addressed to both the Trust Company and EQI with respect to:

(i)The Customer’s organization and existence under the

                                 laws of its state of organization;

(ii) The status of all Shares of the Customer

covered by the appointment under the Securities Act of 1933, as amended,  and any other applicable federal or state statute; and

(iii) That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable.

      2.3       Records.  Transfer Agent may adopt as part of its records all lists of holders, records of Customer’s stock, books, documents and records which have been employed by any former agent of Customer for the maintenance of the ledgers for the Customer’s shares, provided such ledger is certified by an officer of Customer or the prior transfer agent to be true, authentic and complete.

2.4       Shares.  Customer shall, if applicable, inform Transfer Agent as to (i) the existence or termination of any restrictions on the transfer of Shares and in the application to or removal from any certificate of stock of any legend restricting the transfer of such Shares or the substitution for such certificate of a certificate without such legend, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange, (iv) reserved Shares subject to option and the details of such reservation and (v) special instructions regarding dividends and information of foreign holders.

2.5       Customer’s Agent.  Transfer Agent represents that it is engaged in an independent business and will perform its obligations under this Agreement as an agent of Customer.

2.6       Certificates.  Customer shall deliver to Transfer Agent an appropriate supply of stock certificates, which certificates shall provide a signature panel for use by an officer of or authorized signor for Transfer Agent to sign as transfer agent and registrar, and which shall state that such certificates are only valid after being countersigned and registered.

3.  Standard Services.

3.1       Transfer Agent Services.  The Transfer Agent will perform the following services:

            In accordance with the procedures established from time to time by agreement between the Customer and the Transfer Agent, the Transfer Agent shall:

(a)        issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

(b) effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

(c)        act as agent for Shareholders pursuant to the Dividend Reinvestment

Plan, and other investment programs as amended from time to time in accordance with the terms of the agreements relating thereto to which the Transfer Agent is or will be a party; and

(d)        issue replacement certificates for those certificates alleged to have been lost,

stolen or destroyed upon receipt by the Transfer Agent of an open penalty surety bond satisfactory to it and holding it and the Customer harmless, absent notice to the Customer and the Transfer Agent that such certificates have been acquired by a bona fide purchaser.  The Transfer Agent, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity.  Further, the Transfer Agent may at its sole option accept indemnification from a Customer to issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.

 3.2 EQI Services.  In accordance with procedures established from time to time by agreement between the Customer and EQI, EQI shall:

(a)        prepare and transmit payments for dividends and distributions declared by the Customer, provided good funds for said dividends or distributions are received by EQI prior to the scheduled payable date for said dividends or distributions;

(b)        issue replacement checks and place stop orders on original checks based on shareholder’s representation that a check was not received or was lost.  Such stop orders and replacements will be deemed to have been made at the request of Customer, and Customer shall be responsible for all losses or claims resulting from such replacement; and

                  (c)        Receive all payments made to the Customer or the Transfer Agent under the Dividend Reinvestment Plan, Direct Stock Purchase Plan, and Plans and make all payments required to be made under such plans, including all payments required to be made to the Customer.

      3.3       Customary Services.  The Transfer Agent shall perform all the customary services of a transfer agent, agent of dividend reinvestment plan, cash purchase plan and other investment programs as described in Section 3.1 consistent with those requirements in effect as of the date of this Agreement.  EQI shall perform all the customary services of a dividend disbursing agent and a processor of payments as described in Section 3.2 consistently with those requirements in effect as of the date of this Agreement.  The detailed services and definition, frequency, limitations and associated costs (if any) of the Services to be performed by the Transfer Agent are set out in the attached Fee and Service Schedule.

      3.4       Compliance with Laws.  The Customer agrees that each of the Trust Company and EQI is obligated to and the Trust Company and EQI agree to comply with all applicable federal, state and local laws and regulations, codes, order and government rules in the performance of its duties under this Agreement.

       3.5       Unclaimed Property and Lost Shareholders.  The Transfer Agent shall report unclaimed property to each state in compliance with state law and shall comply with Section 17Ad-17 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for lost Shareholders. If the Customer is not in compliance with applicable state laws, there will be no charge for the first two years for this service for such Customer, other than a charge of $3.00 per due diligence notice mailed; provided that after the first two years, the Transfer Agent will charge such Customer its then standard fee plus any out-of-pocket expenses.

      3.6       Compliance with Office of Foreign Asset Control (“OFAC”) Regulations.  The Transfer Agent shall ensure compliance with OFAC laws.

4.  Dividend Disbursing Services.

4.1       Declaration of Dividends.  Upon receipt of a written notice from the President, any Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer of Customer declaring the payment of a dividend, EQI shall disburse such dividend payments provided that in advance of such payment, Customer furnishes EQI with sufficient funds.  The payment of such funds to EQI for the purpose of being available for the payment of dividend checks from time to time is not intended by Customer to confer any rights in such funds on Customer’s Shareholders whether in trust or in contract or otherwise.

     4.2        Stop Payments.  Customer hereby authorizes EQI to stop payment of checks issued in payment of dividends, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and EQI shall issue and deliver duplicate checks in replacement thereof, and Customer shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

4.3Tax Withholding.  EQI is hereby authorized to deduct from all dividends declared by a Customer and disbursed by EQI, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any Federal or State statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

5.  Shareholder Internet Account Access Services.

        5.1       Shareholder Internet Services.  The Transfer Agent shall provide internet access to each Customer’s shareholders through Transfer Agent’s web site, equiserve.com (“Shareholder Internet Services”), pursuant to its established procedures (“Security Procedures”), to allow shareholders to view their account information and perform certain on-line transaction request capabilities.  The Shareholder Internet Services shall be provided at no additional charge at this time, other than the transaction fees currently being charged for the different transactions as described on the Fee and Service Schedule.  The Transfer Agent reserves the right to charge a fee for this service at any time in the future.

        5.2       Scope of Transfer Agent Shareholder Internet Services Obligations.  Transfer Agent shall at all times use reasonable care in performing Shareholder Internet Services under this Agreement. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from Security Procedures which Transfer Agent has implemented or omitted, Transfer Agent shall be presumed to have used reasonable care if it has followed, in all material respects, its Security Procedures then in effect. Transfer Agent may, but shall not be required to, modify such Security Procedures from time to time to the extent it believes, in good faith, that such modifications will enhance the security of Shareholder Internet Services.  All data and information transmissions accessed via Shareholder Internet Services are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of Customer.

        5.3       No Other Warranties.

EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTION 5.2 OF THIS AGREEMENT, THE SHAREHOLDER INTERNET SERVICES ARE PROVIDED “AS-IS,” ON AN “AS AVAILABLE” BASIS, AND TRANSFER AGENT HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SUCH SERVICES PROVIDED BY TRANSFER AGENT HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

6.  Optional Services.

To the extent that a Customer elects to engage the Transfer Agent to provide the services listed below the Customer shall engage the Transfer Agent to provide such services upon terms and fees to be agreed upon by the parties:

(a)      Corporate actions (including inter alia, odd lot buy backs, exchanges, mergers,

redemptions, subscriptions, capital reorganization, coordination of post-merger services and special meetings).

7.  Fees and Expenses.

7.1  Fee and Service Schedules.  Each Customer agrees to pay Transfer Agent the fees for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule attached hereto, for the initial term of the Agreement (the “Initial Term”).

      7.2      COLA/Fee Increases.  After the Initial Term of the Agreement, providing that service mix and volumes remain constant, the fees listed in the Fee and Service Schedule shall be increased (a) by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance, Insurance, Real Estate) for the preceding years of the contract, as published by the Bureau of Labor Statistics of the United States Department of Labor or (b) to the Transfer Agent’s minimum fee then in effect, whichever is greater.  Fees will be increased on this basis on each successive contract anniversary thereafter.

        7.3      Adjustments.  Notwithstanding Section 7.1 above, fees, and the out-of-pocket expenses and advances identified under Section 7.4 below, may be changed from time to time as agreed upon in writing between the Transfer Agent and the Customer.

        7.4      Out-of-Pocket Expenses.  In addition to the fees paid under Section 7.1 above, the Customer agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to postage, forms, telephone, microfilm, microfiche, taxes, records storage, exchange and broker fees, or advances incurred by the Transfer Agent for the items set out in Exhibit A attached hereto.  Out-of-pocket expenses may include the costs to transfer agent of administrative expenses.  In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Customer, will be reimbursed by the Customer.

        7.5      Conversion Funds.  Conversion funding required by any out of proof condition caused by a prior agents’ services shall be advanced to Transfer Agent prior to the commencement of services.

        7.6      Postage.  Postage for mailing of dividends, proxies, Customer reports and other mailings to all Shareholder Accounts shall be advanced to the Transfer Agent by the Customer prior to commencement of the mailing date of such materials.

        7.7      Invoices.  The Customer agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute.  In the event of such a dispute, the Customer may only withhold that portion of the fee or expense subject to the good faith dispute. The Customer shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Customer is disputing any amounts in good faith.  If the Customer does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Customer.  The Customer shall settle such disputed amounts within five (5) business days of the day on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

        7.8      Taxes.  Customer shall pay all sales or use taxes in lieu thereof with respect to the Services (if applicable) provided by Transfer Agent under this Agreement.

        7.9       Late Payments.

(a)  If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Customer shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by Customer on the first day of publication during the month when such amount was due).  Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts or New Jersey law.

      (b)  The failure by Customer to pay an invoice within 90 days after receipt of such invoice or the failure by the Customer to timely pay two consecutive invoices shall constitute a material breach pursuant to Section 16.4(a) below.  The Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide the Customer with 30 days to cure such breach.

        7.10     Services Required by Legislation.  Services required by legislation or regulatory mandate that become effective after the Effective Date of this Agreement shall not be part of the Services, and shall be billed by appraisal.

        7.11     Overtime Charges.  Overtime charges will be assessed in the event of a late delivery to the Transfer Agent of Customer material for mailings to Shareholders, unless the mail date is rescheduled.  Such material includes, but is not limited to, proxy statements, quarterly and annual reports, dividend enclosures and news releases.

        7.12     Bank Accounts.  The Customer acknowledges that the bank accounts maintained by EQI in connection with the Services will be in its name and that EQI may receive investment earnings in connection with the investment at EQI’s risk and for its benefit of funds held in those accounts from time to time.

8.  Representations and Warranties of Transfer Agent.

8.1         Governance.  The Trust Company is a federally chartered limited purpose national bank duly organized under the laws of the United States and EQI is a corporation validly existing and in good standing under the laws of the State of Delaware and each has full corporate power, authority and legal right to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary corporate action and constitutes the legal valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms.

8.2         Compliance.  The execution, delivery and performance of the Agreement by Transfer Agent will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgement, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Transfer Agent, (iii) the incorporation documents or by-laws of , or any material agreement to which Transfer Agent is a party.

        8.3       Facilities.  The Transfer Agent has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

        8.4       Computer Services.  DATA ACCESS SERVICE AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS.  TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  CUSTOMER HEREBY ACKNOWLEDGES THAT THE DATA ACCESS SERVICE MAY NOT BE OR BECOME AVAILABLE DUE TO ANY NUMBER OF FACTORS INCLUDING WITHOUT LIMITATION PERIODIC SYSTEM MAINTENANCE, SCHEDULED OR UNSCHEDULED, ACTS OF GOD, TECHNICAL FAILURE, TELECOMMUICATIONS INFRASTRUCTURE OR DELAY OR DISRUPTION ATTRIBUTATLE TO VIRUSES, DENIAL OF SERVICE ATTACKS, INCREASED OR FLUCTUATING DEMAND, AND ACTIONS AND OMISSIONS OF THIRD PARTIES.  THEREFORE TRANSFER AGENT EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING SYSTEM AND/OR DATA ACCESS SERVICE AVAILABILITY, ACCESSABILITY, OR PERFORMANCE.

9.  Representations and Warranties of Customer.

  Each Customer represents and warrants to the Transfer Agent that:

        9.1         Organizations.  It is a corporation duly organized and existing and in good standing under the laws of Delaware;

        9.2         Governance.  It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.  All corporate proceedings required by said Articles of Incorporation, By-Laws and applicable law have been taken to authorize it to enter into and perform this Agreement; and

        9.3         Securities Act of 1933.  A registration statement under the Securities Act of 1933, as amended (the “1933 Act”) has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all the Shares of the Customer being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; information to the contrary will result in immediate notification to the Transfer Agent.

10.  Indemnification/Limitation of Liability.

10.1       Standard of Care.  The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith or willful misconduct or that of its employees as set forth and subject to the limitations set forth in Section 10.4 below.

10.2       Customer Indemnity.  The Transfer Agent shall not be responsible for, and the Customer shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to:

           (a)         All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided such actions are taken in good faith and without negligence or willful misconduct;

(b)         The Customer’s lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Customer hereunder;

(c)         The reliance or use by the Transfer Agent or its agents or subcontractors of information, records and documents which (i) are received by the Transfer Agent or its agents or subcontractors and furnished to it by or on behalf of the Customer, and (ii) have been prepared and /or maintained by the Customer or any other person or firm on behalf of the Customer.  Such other person or firm shall include any former transfer agent or former registrar, or co-transfer agent or co-registrar or any current registrar where the Transfer Agent is not the current registrar;

(d)         The reliance or use by the Transfer Agent or its agents or subcontractors of any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons including Shareholders or electronic instruction from Shareholders submitted through the shareholder Internet Services or other electronic means pursuant to security procedures established by the Transfer Agent;

(e)         The reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Customer’s representatives;

           (f)          The offer or sale of Shares in violation of any federal or state securities laws requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

           (g)         The negotiations and processing of all checks, including checks made payable to prospective or existing shareholders which are tendered to the Transfer Agent for the purchase of Shares (commonly known as “third party checks”);

           (h)         Any actions taken or omitted to be taken by any former agent of Customer and arising from Transfer Agent’s reliance on the certified list of holders; and

           (i)          The negotiation, presentment, delivery or transfer of Shares through the Direct Registration System Profile System.

        10.3       Instructions.  At any time the Transfer Agent may apply to any officer of the Customer for instruction, and may consult with legal counsel for the Transfer Agent or the Customer with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Customer for any action taken or omitted by it in reliance upon such instructions or upon the advice or opinion of such counsel.  The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or similar means authorized by the Customer, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Customer.  The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Customer, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

        10.4     Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold the Customer harmless  from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Transfer Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Transfer Agent’s negligence or willful misconduct or which arise out of the breach of any representation or warranty of Transfer Agent hereunder, for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection  with  this  Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Customer to Transfer Agent as fees and charges, but not including reimbursable expenses, during the six (6) calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought.

10.5   Notice. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

11.   Damages.

NO PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, OCCASIONED BY A BREACH OF ANY PROVISION OF THIS AGREEMENT EVEN IF APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.  Responsibilities of the Transfer Agent.

        The Transfer Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Customer, by its acceptance hereof, shall be bound:

        12.1          Whenever in the performance of its duties hereunder the Transfer Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant treasurer, the Secretary or any Assistant Secretary of the Customer and delivered to the Transfer Agent.  Such certificate shall be full authorization to the recipient for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

        12.2          The Customer agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Transfer Agent for the carrying out, or performing by the Transfer Agent of the provisions of this Agreement.

        12.3          Transfer Agent, any of its affiliates or subsidiaries, and any stockholder,

director, officer or employee of the Transfer Agent may buy, sell or deal in the securities of the Customer or become pecuniary interested in any transaction in which the Customer may be interested, or contract with or lend money to the Customer or otherwise act as fully and freely as though it were not appointed as agent under this Agreement.  Nothing herein shall preclude the Transfer Agent from acting in any other capacity for the Customer or for any other legal entity.

        12.4          No provision of this Agreement shall require the Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

13.  Covenants of the Customer and Transfer Agent.

        13.1       Customer Corporate Authority.  The Customer shall furnish to the Transfer Agent the following:

(a)        A copy of the Articles of Incorporation and By-Laws of the Customer;

                     (b)        Copies of all material amendments to its Declaration of Trust or By-Laws made after the date of this Agreement, promptly after such amendments are made; and

               (c)        A certificate of the Customer as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options, warrants or a conversion of debentures or otherwise.

        13.2       Transfer Agent Facilities.  The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Customer for the safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any, and for the preparation, use, and recordkeeping of such certificates, forms and devices.

        13.3       Records.  The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  The Transfer Agent agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Customer and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to the Customer on and in accordance with its request.

        13.4       Confidentiality.  The  Transfer Agent and the Customer agree that all books, records, information and data pertaining to the  business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

        13.5       Non-Solicitation of Transfer Agent Employees.  Customer shall not attempt to hire or assist with the hiring of an employee of EquiServe or affiliated companies or encourage any employee to terminate their relationship with EquiServe or its affiliated companies.

        13.6       Notification.  Customer shall notify Transfer Agent as soon as possible in advance of any stock split, stock dividend similar event which may affect the Shares, and any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditors’ rights.  Notwithstanding any other provision of the Agreement to the contrary, Transfer Agent will have no obligation to perform any Services under the Agreement subsequent to the commencement of any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditor’ rights unless Transfer Agent receives assurance satisfactory to it that it will receive full payment for such services.  Further, Customer may not assume the Agreement after the filing of a bankruptcy petition without transfer agents written consent.

14.    Data Access Service and Proprietary Information.

        14.1       Transfer Agent has developed a data access service that enables the Customer to access the Customer’s shareholder records maintained on Transfer Agent’s computer system through the Internet or remote access, as the case may be (the “Data Access Service”).  The Customer wishes to use such Data Access Service subject to the terms and conditions set forth herein. Therefore, the Customer and Transfer Agent agree as follows:

        14.2       Access to Shareholder Data.

The Service provided to the Customer pursuant to this Agreement shall include granting the Customer access to the Shareholder, Customer and proxy information (“Shareholder Data”) maintained on the records database for the purpose of examining, maintaining, editing, or processing transactions with respect to Shareholder Data.

        14.3       Procedures for Access.

To use the Data Access Service, the Customer must access through the Internet or remote terminal, as the case may be, pursuant to the procedures provided by Transfer Agent.  Such access is accomplished by entering a unique Customer identification ("Customer ID(s)") and passwords ("Password(s)") assigned to the Customer by Transfer Agent.  Each Customer ID and Password assigned to the Customer is for use only by the Customer.  The Customer shall establish and maintain reasonable security and control over all such Customer IDs and Passwords.  Transfer Agent shall maintain reasonable security and control over each Customer ID.  After Transfer Agent assigns the Customer a Password, the Customer shall change the Password.  The Customer recognizes that Transfer Agent does not have knowledge of the Password, which is selected by the Customer and is within the Customer’s exclusive control after the necessary change.  The Customer may change any Password thereafter at any time.  Customer agrees to notify Transfer Agent immediately if any employee of Customer granted access to the Data Access Service leaves the employ of the Customer, in order to enable Transfer Agent to terminate such employee’s access.

      14.4        Proprietary Information.

      The Customer acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Customer by the Transfer Agent as part of the Data Access Service to access Shareholder Data maintained by the Transfer Agent on data bases under the control and ownership of the Transfer Agent or other third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party.  In no event shall Proprietary Information be deemed Shareholder Data.  The Customer agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Customer agrees for itself and its employees and agents:

(a)                                                                                                      to refrain from copying or duplicating in any way the Proprietary Information, other than to print out pages reflecting Shareholder Data to provide to shareholders or for Customer’s internal use;

  (b)         to refrain from obtaining unauthorized access to any portion of the

Proprietary Information, and if such access is inadvertently obtained, to inform Transfer Agent in a timely manner of such fact and dispose of such information in accordance with Transfer Agent’s instructions;

  (c)            to refrain from causing or allowing the Proprietary Information from being retransmitted to any other computer facility or other location, except with the prior written consent of Transfer Agent;

(d) that the Customer shall have access only to those authorized transactions agreed upon by the parties; and

  (e)            to honor all reasonable written requests made by Transfer Agent to protect at  Transfer Agent’s expense the rights of Transfer Agent Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 14.

     14.5        Content.  If the Customer notifies the Transfer Agent that any part of the Data Access Service does not operate in material compliance with the user documentation provided by the Transfer Agent for such service, the Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Services are solely responsible for the contents of such data and the Customer agrees to make no claim against the Transfer Agent arising out of the contents of such third party data, including, but not limited to, the accuracy thereof.

14.6        Transactions.  If the transactions available to the Customer include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of Shares or direct EQI to transfer cash or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instructions without undertaking any further inquiry as long as such instructions are undertaken in conformity with security procedures established by the Transfer Agent from time to time.

15.     Confidentiality.

15.1          Covenant.  The Transfer Agent and the Customer agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Customer, used or gained by the Transfer Agent or the Customer during performance under this Agreement.  The Customer and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Customer and their successors and assigns.  The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or agent for purposes of providing services under this Agreement.

15.2          Request for Records.  In the event that any requests or demands are made for the inspection of the Shareholder records of the Customer, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the Transfer Agent will endeavor to notify the Customer and to secure instructions from an authorized officer of the Customer as to such inspection.  The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

16.  Term and Termination.

                         16.1                   Term.  The Initial Term of this Agreement shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 16.  Unless a terminating party gives written notice to the other party sixty (60) days before the expiration of the Initial Term this Agreement will renew automatically from year to year (“Renewal Term”).  Sixty (60) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term.  If no new fee schedule is agreed upon, the fees will increase as set forth in Section 7.2.

                           16.2     Early Termination.  Notwithstanding anything contained in this Agreement to the contrary, should Customer desire to move any of its Services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice period, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the Transfer Agent will be able to facilitate a conversion of Services on such prior date.  In connection with the foregoing, should Services be converted to a successor service provider, or if the Customer is liquidated or its assets merged or purchased or the like with another entity which does not utilize the services of the Transfer Agent, the fees payable to the Transfer Agent shall be calculated as if the services had remained with the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at existing rates on the date notice of termination was given to the Transfer Agent, and the payment of fees to the Transfer Agent as set forth herein shall be accelerated to the date prior to the conversion or termination of services.  Section 16.2 shall not apply if the Transfer Agent is terminated for cause under Section 16.4(a) of this Agreement.

                           16.3     Expiration of Term.  After the expiration of the Initial Term or Renewal Term whichever currently in effect, should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Customer.  Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination and a de-conversion/transition fee in an amount equal to 25% of the aggregate fees incurred by Customer during the immediately preceding twelve (12) month period, provided, however, such fee shall in no event be less than $5,000.

     16.4          Termination.

        This Agreement may be terminated in accordance with the following:

(a)  at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other unaffiliated party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties; and

(b)  by Transfer Agent, at any time, in the event that during the term of this Agreement, a bankruptcy or insolvency proceeding is filed by or against Customer or a trustee or receiver is appointed for any substantial part of Customer’s property (and in a case of involuntary bankruptcy, insolvency or receivership proceeding, there is entered an order for relief, or order appointing a receiver or some similar order or decree and Customer does not succeed in having such order lifted or stayed within sixty (60) days from the date of its entry), or Customer makes an assignment of all or substantially all of its property for  the benefit of creditors or ceases to conduct its operations in the normal course or business.

16.5          Records.  Upon receipt of written notice of termination, the parties will use commercially practicable efforts to effect an orderly termination of this Agreement.  Without limiting the foregoing, Transfer Agent will deliver promptly to Customer, in machine readable form on media as reasonably requested by Customer, all Shareholder and other records, files and data supplied to or compiled by Transfer Agent on behalf of Customer.

17.  Assignment.

        17.1          Affiliates.  The Transfer Agent may, without further consent of the Customer assign its rights and obligations hereunto to any affiliated transfer agent registered under Section 17A(c)(2) of the Exchange Act.

17.2          Sub-contractors.  Transfer Agent may, without further consent on the part of Customer, subcontract with other subcontractors for telephone and mailing services as may be required from time to time; provided, however, that the Transfer Agent shall be as fully responsible to the Customer for the acts and omissions of any subcontractor as it is for its own acts and omissions.

18.  Unaffiliated Third Parties.

        Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, airborne services, the U.S. mails and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

19.       Miscellaneous.

19.1       Notices.

        Any notice or communication by the Transfer Agent or the Customer to the other is duly given if in writing and delivered in person or mailed by first class mail, postage prepaid, telex, telecopier or overnight air courier guaranteeing next day delivery, to the other’s address:

                  If to the Customer:

                  Evergreen Investments

                  200 Berkeley Street

                  Boston, MA 02116

                  Attn: General Counsel

                  (617) 210-3663

                  If to the Transfer Agent:

                  EquiServe Trust Company, N.A.

                  c/o EquiServe, Inc.

                  150 Royall Street

                  Canton, MA  02021

                  Telecopy No.: (781) 575-4188

                  Attn:  General Counsel

  The Transfer Agent and the Customer may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

19.2          Successors.

        All the covenants and provisions of this agreement by or for the benefit of the Customer or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

19.3          Amendments.

        This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized or approved by a resolution of the Board of Trustees of the Customer.

19.4          Severability.

      If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.5          Governing Law.

      This Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

19.6          Force Majeure.

      Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

19.7          Descriptive Headings.

      Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

19.8          Third Party Beneficiaries.

      The provisions of this Agreement are intended to benefit only the Transfer Agent, the Customer and their respective permitted successors and assigns.  No rights shall be granted to any other person by virtue of this agreement, and there are no third party beneficiaries hereof.

19.9          Survival.

      All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

       19.10       Priorities.

      In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

19.11        Merger of Agreement.

      This agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

19.12        Counterparts.

      This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

                                          Evergreen Investments for the Closed End Funds listed on

                                    Exhibit B attached.

                                    By: /s/Catherine F. Kennedy

                                    Name:  Catherine F. Kennedy

                                    Title:  Assistant Secretary

EquiServe, Inc.                                                           EquiServe Trust Company, N.A.

By:_____________________                                    By:_____________________

Name:__________________                                     Name:___________________

Title:___________________                                     Title:___________________

DDD 12/04/02

Exhibit A

Out of Pocket Expenses

Out of pocket expenses associated with, but not limited to, the following are not included in the fees quoted in this fee and service schedule and are billable as incurred.

Postage (Outgoing and Business Reply)

Envelopes

Labels

Forms and Stationery

Record Retention

DTC fees

Insurance Premiums (Mailing certificates)

Delivery and Freight charges (including overnight delivery; Airborne Express, FedEx, etc.)

Typesetting  (proxy cards, due diligence mailings, etc.)

Printing (proxy cards, etc.)

Destruction of excess/obsolete material

DTC trade transaction expenses (Treasury buybacks, etc.)

Custody Settlement charges

Toll free telephone usage and line expenses

Lost Shareholder Program database search

Please Note:

Other out of pocket expenses could be incurred depending on the services utilized.

Good funds to cover postage expenses in excess of $5,000 for shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date.  Postage expenses less than $5,000 will be billed as incurred.

SKU numbers are required on all material received for mailing.  A special handling fee of $10.00 per box will be assessed for all material not marked with a SKU number.  Such material includes, but is not limited to:  proxy statements, annual and quarterly reports, and news releases. Overtime charges will be assessed in the event of late delivery of material for mailings to shareholders unless the mail date is rescheduled.

Exhibit B

Evergreen Income Advantage Fund

Evergreen Managed Income Fund

Evergreen Utilities and High Income Fund

Evergreen International Balanced Income Fund

Evergreen Global Dividend Opportunity Fund

Evergreen Diversified Income Opportunities Fund

FUNDS TRANSFER ADDENDUM

OPERATING GUIDELINES

1.             Obligation of the Sender: State Street is authorized to promptly debit Client’s account(s) upon the receipt of a payment order in compliance with the selected Security Procedure chosen for funds transfer and in the amount of money that State Street has been instructed to transfer.  State Street shall execute payment orders in compliance with the Security Procedure and with the Client's instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time.  All payment orders and communications received after this time will be deemed to have been received on the next business day.

2.             Security Procedure: The Client acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Client from Security Procedures offered by State Street.  The Client agrees that the Security Procedures are reasonable and adequate for its wire transfer transactions and agrees to be bound by any payment orders, amendments and cancellations, whether or not authorized, issued in its name and accepted by State Street after being confirmed by any of the selected Security Procedures.  The Client also agrees to be bound by any other valid and authorized payment order accepted by State Street.  The Client shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated in writing to State Street.  The Client must notify State Street immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Client’s authorized personnel.  State Street shall verify the authenticity of all instructions according to the Security Procedure.

3.             Account Numbers: State Street shall process all payment orders on the basis of the account number contained in the payment order.  In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern. Financial institutions that receive payment orders initiated by State Street at the instruction of the Client may also process payment orders on the basis of account numbers, regardless of any name included in the payment order.  State Street will also rely on any financial institution identification numbers included in any payment order, regardless of any financial institution name included in the payment order.

4.             Rejection: State Street reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of State Street’s receipt of such payment order; (b) if initiating such payment order would cause State Street, in State Street’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits upon wire transfers which are applicable to State Street; or (c) if State Street, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

5.             Cancellation or Amendment: State Street shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording State Street reasonable opportunity to act.  However, State Street assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.             Errors: State Street shall assume no responsibility for failure to detect any erroneous payment order provided that State Street complies with the payment order instructions as received and State Street complies with the Security Procedure.  The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

7.             Interest and Liability Limits: State Street shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless State Street is notified of the unauthorized payment order within thirty (30) days of notification by State Street of the acceptance of such payment order.  In no event shall State Street be liable for special, indirect or consequential damages, even if advised of the possibility of such damages and even for failure to execute a payment order.

8.             Automated Clearing House (“ACH”) Credit Entries/Provisional Payments: When a Client initiates or receives ACH credit and debit entries pursuant to these Guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Institution, as the case may be, with respect to such entries.  Credits given by State Street with respect to an ACH credit entry are provisional until State Street receives final settlement for such entry from the Federal Reserve Bank.  If State Street does not receive such final settlement, the Client agrees that State Street shall receive a refund of the amount credited to the Client in connection with such entry, and the party making payment to the Client via such entry shall not be deemed to have paid the amount of the entry.

9.             Confirmation Statements: Confirmation of State Street’s execution of payment orders shall ordinarily be provided within 24 hours. Notice may be delivered through State Street’s proprietary information systems, such as, but not limited to Horizon and GlobalQuest®, account statements, advices, or by facsimile or callback. The Client must report any objections to the execution of a payment order within 30 days.

10.          Liability on Foreign Accounts:  State Street shall not be required to repay any deposit made at a non-U.S. branch of State Street, or any deposit made with State Street and denominated in a non-U.S. dollar currency, if repayment of such deposit or the use of assets denominated in the non-U.S. dollar currency is prevented, prohibited or otherwise blocked due to:  (a) an act of war, insurrection or civil strife; (b)  any action by a non-U.S. government or instrumentality or authority asserting governmental, military or police power of any kind, whether such authority be recognized as a defacto or a dejure government, or by any entity, political or revolutionary movement or otherwise that usurps, supervenes or otherwise materially impairs the normal operation of civil authority; or(c)  the closure of a non-U.S. branch of State Street in order to prevent, in the reasonable judgment of State Street, harm to the employees or property of State Street.  The obligation to repay any such deposit shall not be transferred to and may not be enforced against any other branch of State Street.

The foregoing provisions constitute the disclosure required by Massachusetts General Laws, Chapter 167D, Section 36.

While State Street is not obligated to repay any deposit made at a non-U.S. branch or any deposit denominated in a non-U.S. currency during the period in which its repayment has been prevented, prohibited or otherwise blocked, State Street will repay such deposit when and if all circumstances preventing, prohibiting or otherwise blocking repayment cease to exist.

11.          MISCELLANEOUS:  State Street and the Client agree to cooperate to attempt to recover any funds erroneously paid to the wrong party or parties, regardless of any fault of State Street or the Client, but the party responsible for the erroneous payment shall bear all costs and expenses incurred in trying to effect such recovery.  These Guidelines may not be amended except by a written agreement signed by the parties.

Security Procedure(s) Selection Form

Please select one or more of the funds transfer security procedures indicated below.

SWIFT

SWIFT (Society for Worldwide Interbank Financial Telecommunication) is a cooperative society owned and operated by member financial institutions that provides telecommunication services for its membership. Participation is limited to securities brokers and dealers, clearing and depository institutions, recognized exchanges for securities, and investment management institutions. SWIFT provides a number of security features through encryption and authentication to protect against unauthorized access, loss or wrong delivery of messages, transmission errors, loss of confidentiality and fraudulent changes to messages.  SWIFT is considered to be one of the most secure and efficient networks for the delivery of funds transfer instructions.

Selection of this security procedure would be most appropriate for existing SWIFT members.

Standing Instructions

Standing Instructions may be used where funds are transferred to a broker on the Client’s established list of brokers with  which it engages in foreign exchange transactions. Only the date, the currency and the currency amount are variable. In order to establish this procedure, State Street will send to the Client a list of the brokers that State Street has determined are used by the Client.  The Client will confirm the list in writing, and State Street will verify the written confirmation by telephone. Standing Instructions will be subject to a mutually agreed upon limit. If the payment order exceeds the established limit, the Standing Instruction will be confirmed by telephone prior to execution.

Remote Batch Transmission

Wire transfer instructions are delivered via Computer-to-Computer (CPU-CPU) data communications between the Client and State Street. Security procedures include encryption and or the use of a test key by those individuals authorized as Automated Batch Verifiers.

Clients selecting this option should have an existing facility for completing CPU-CPU transmissions. This delivery mechanism is typically used for high-volume business.

Global Horizon Interchangesm Funds Transfer Service

Global Horizon Interchange Funds Transfer Service (FTS) is a State Street proprietary microcomputer-based wire initiation system. FTS enables Clients to electronically transmit authenticated Fedwire, CHIPS or internal book transfer instructions to State Street.

This delivery mechanism is most appropriate for Clients with a low-to-medium number of transactions (5-75 per day), allowing Clients to enter, batch, and review wire transfer instructions on their PC prior to release to State Street.

Telephone Confirmation(Callback)

Telephone confirmation will be used to verify all non-repetitive funds transfer instructions received via untested facsimile or phone.  This procedure requires Clients to designate individuals as authorized initiators and authorized verifiers.  State Street will verify that the instruction contains the signature of an authorized person and prior to execution, will contact someone other than the originator at the Client’s location to authenticate the instruction.

Selection of this alternative is appropriate for Clients who do not have the capability to use other security procedures.

Repetitive Wires

For situations where funds are transferred periodically (minimum of one instruction per calendar quarter) from an existing authorized account to the same payee (destination bank and account number) and only the date and currency amount are variable, a repetitive wire may be implemented.  Repetitive wires will be subject to a mutually agreed upon limit.  If the payment order exceeds the established limit, the instruction will be confirmed by telephone prior to execution.  Telephone confirmation is used to establish this process. Repetitive wire instructions must be reconfirmed annually.

This alternative is recommended whenever funds are frequently transferred between the same two accounts.

Transfers Initiated by Facsimile

The Client faxes wire transfer instructions directly to State Street Mutual Fund Services.  Standard security procedure requires the use of a random number test key for all transfers.  Every six months the Client receives test key logs from State Street.  The test key contains alpha-numeric characters, which the Client puts on each document faxed to State Street.  This procedure ensures all wire instructions received via fax are authorized by the Client.

We provide this option for Clients who wish to batch wire instructions and transmit these as a group to State Street Mutual Fund Services once or several times a day.

  Instruct

Instruct is a State Street web-based application designed to provide internet-enabled remote access that allows for the capturing, verification and processing of various instruction types, including securities, cash and foreign exchange transactions.   Instruct is designed using industry standard formats to facilitate straight-through processing.   Instruct provides a number of security features through user entitlements, industry standard encryption protocols, digital security certificates and multiple tiers of user authentication requirements.

Secure Transport

Secure Transport is a file transfer application based upon the Secure File Transfer Protocol standard that is designed to enable State Street clients/ investment managers to send file based transfer and transaction instructions over the internet.  Secure Transport features multi-factor authenticators such as SecurID and digital certificates, and incorporates industry-standard encryption protocols.

Automated Clearing House (ACH)

State Street receives an automated transmission or a magnetic tape from a Client for the initiation of payment (credit) or collection (debit) transactions through the ACH network.  The transactions contained on each transmission or tape must be authenticated by the Client. Clients using ACH must select one or more of the following delivery options:

Global Horizon Interchange Automated Clearing House Service

Transactions are created on a microcomputer, assembled into batches and delivered to State Street via fully authenticated     electronic transmissions in standard NACHA formats.

Transmission from Client PC to State Street Mainframe with Telephone Callback

Transmission from Client Mainframe to State Street Mainframe with Telephone Callback

Transmission from DST Systems to State Street Mainframe with Encryption

Magnetic Tape Delivered to State Street with Telephone Callback

State Street is hereby instructed to accept funds transfer instructions only via the delivery methods and security procedures indicated. The selected delivery methods and security procedure(s) will be effective                                      for payment orders initiated by our organization.

Key Contact Information

Whom shall we contact to implement your selection(s)?

Client operations contact                                                                     Alternate Contact

                                Name                                                                                                     Name

                                Address                                                                                                 Address

                                City/State/Zip Code                                                                             City/State/Zip Code

                                Telephone Number                                                                            Telephone Number

                                Facsimile Number                                                                              Facsimile Number

                                SWIFT Number

                                Telex Number

INSTRUCTION(S)

TELEPHONE CONFIRMATION

Fund              Evergreen Diversified Income Opportunities Fund

Investment Adviser            Evergreen Investment Management Company, LLC

Authorized Initiators

     Please Type or Print

Please provide a listing of Fund officers or other individuals who are currently authorized toinitiate wire transfer instructions to State Street:

NAME                                                            TITLE (Specify whether position            SPECIMEN SIGNATURE

                                                            is with Fund or Investment

                                                            Adviser)

Authorized Verifiers

     Please Type or Print

Please provide a listing of Fund officers or other individuals who will be CALLED BACK to verify the initiation of repetitive wires of $10 million or more and all non-repetitive wire instructions:

NAME                                              CALLBACK PHONE NUMBER         DOLLAR LIMITATION (IF ANY)